Exhibit 99.2

First Data Announces Pricing of $3.4 Billion

of 7.000% Senior Notes due 2023

NEW YORK, October 30, 2015 — First Data Corporation (“First Data”) today announced that it has priced an offering of $3.4 billion aggregate principal amount of 7.000% senior notes due 2023 (the “Notes”). The offering is expected to close on November 18, 2015, subject to customary closing conditions.

First Data intends to use the proceeds from the offering of the Notes, together with proceeds from its initial public offering and borrowings under its senior secured revolving credit facility, to redeem (i) all $1,404 million aggregate principal amount of its 12.625% senior unsecured notes due 2021 (the “12.625% Notes”) that will be outstanding after giving effect to the redemption of $1,596 million aggregate principal amount of the 12.625% Notes pursuant to a notice issued by the Company on October 16, 2015, (ii) all $530 million outstanding aggregate principal amount of its 10.625% senior unsecured notes due 2021 and (iii) all $1,609 million outstanding aggregate principal amount of its 11.75% senior subordinated notes due 2021, and to pay any applicable premiums and related fees and expenses. The refinancing announced today is expected to result in an additional reduction of annualized interest expense of $160 million over and above interest savings resulting from the initial public offering proceeds.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release includes certain disclosures which contain “forward-looking statements.”  You can identify forward-looking statements because they contain words such as “believes” and “expects.”  Forward-looking statements are based on First Data’s current expectations and assumptions.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance.  Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in our filings with the U.S. Securities and Exchange Commission, including our registration statement on Form S-1, as amended (File No. 333-205750), under the caption “Risk Factors.”

Contact

Peter Poillon

Investor Relations

212-266-3565

Peter.Poillon@firstdata.com

Liidia Liuksila

Public Relations

212-515-0174

Liidia.Liuksila@firstdata.com